Exhibit 10.13

October 2, 2011

John Ruelle
[Address omitted]

Dear John,

As per our discussions, I am very pleased to offer you the new position of Vice President & Chief Administration Officer, SunOpta Inc. I am extremely confident that you will be very successful in this role and I look forward to working closely with you as you assume the responsibilities of this position and well into the future. I am that sure this will be a most rewarding and challenging position for you as we continue to build and position SunOpta as the global leader in natural and organic foods that drive sustainable well- being.

While we will work together to finalize a number of organizational and operating objectives and priorities, the key aspects of the Vice President and Chief Administration Officer role will be:

i.	Member of SunOpta Inc. Senior Management Committee, reporting to me as President and Chief Executive Officer.

ii.	Ongoing oversight of key functions including Human Resources & Organization Development, Information Technology, Shared Services, Operational Legal and Insurance management and administration.

iii.	Direct participation in strategic planning, assessment of internal growth projects and acquisition assessment including due diligence and post-acquisition integration and monitoring.

Reporting directly to you will be VP Information Technology, VP Human Resources (currently vacant and to be filled), Manager of Shared Services, plus their support staff. A final allocation of personnel involved in the administration of insurance will be required.

LOCATION:	5850 Opus Parkway, Suite 150, Minnetonka, Minnesota 55343

As part of this role, you will be required to travel to SunOpta’s Corporate Office in Norval, Ontario on a regular basis.

STARTING DATE:	To be determined (likely mid-October)

COMPENSATION:

Salary: $285,000.00 USD per annum. Effective October 1, 2011 salaried employees will be paid bi-weekly (every other Friday). Your salary and related compensation package will be reviewed April 1, 2012.

Bonus/Short-Term Incentive: You will be entitled to a target bonus of 50% of your base salary. The short-term incentive plan is administered in line with the fiscal reporting calendar and as such you will be eligible for bonus based on the SunOpta Corporate Office Bonus Plan, which is based on a combination of return on net assets results in each of the operating groups, corporate return on equity and net earnings at the corporate level. This plan has a minimum threshold of 90% for all parameters and an upside payable at 1% of target bonus overachievement for each metric. For net earnings at a corporate level the over-achievement starts at 100% of the budget before any allowance. Bonus for 2011 will be pro-rated based on the starting date of your new position with SunOpta (January to mid-October will remain at 45% and the balance of the year at 50%. The terms of this plan are reviewed on an annual basis by the Board of Directors and are subject to change.

Long-Term Incentive: In addition to the one-time grant of employee stock options detailed below, you will be entitled to an annual long-term incentive. Currently the incentive is awarded via an annual grant of stock options which will be targeted to be equivalent to 50% of your base salary, rounded to the nearest 100 shares. The calculation of the value of the options toward the amount equivalent to 50% of your base salary will be based on the “Black-Scholes” method for determining stock option value. The actual amount of the annual options grant is at the sole discretion of the Board of Directors after considering current business performance, current share price, availability of options in the Stock Option Plan, and other factors as deemed appropriate by the Board.

One-Time Stock Option Grant: In acknowledgment of your appointment to this position, 50,000 Stock Options will be granted to you at the first scheduled Board of Directors meeting following your commencement date, the exercise price of which shall be the closing price of the Company’s common shares on the last trading day prior to this meeting. These options will vest 20% per annum on the anniversary date of the grant. For greater clarity, all terms and conditions relating to these options shall be in accordance with the Company’s Stock Option Plan.

401(k): You continue to be eligible to participate in the US SunOpta 401(k) plan for a maximum of $16,500 (IRS maximum) with employer match up to 3.5% with 6% or higher employee contribution.

Auto Benefit: You are currently operating a company owned vehicle and this will remain in place.

Professional Fees: The Company will pay reasonable annual professional fees related to your employment.

Employee Stock Purchase Plan: You may elect to contribute between 1% and 10% of their compensation (to a max of $25,000 USD) into the Employee Stock Purchase Plan. Stock will be issued at the end of each quarterly offering period at a 15% discount to the average share price immediately before the end of the offering period.

Benefits: You will remain on the SunOpta U.S. Benefits Package.

The Company may change, add or delete benefits or coverage in the future and no such change will be considered as a substantial change to the terms of your employment or a breach of contract.

Vacation: You will be entitled to four weeks vacation per annum. SunOpta’s vacation period runs from January to December and all vacation must be taken in the year it is earned. No carry forward of vacation to the following year is permitted unless previously approved. We will come to a mutually acceptable solution on how to deal with your existing PTO carry-over.

Vacation time must be scheduled in accordance with the business needs of the Company.

Membership Fees: You will be entitled to reimbursement of annual membership fees up to a maximum of $2,000.

Travel: You will be reimbursed for all authorized travel and other out-of-pocket expenses actually and properly incurred by you in connection with your duties of employment. For all such expenses you will furnish to the Company statements and vouchers as and when required by the Company.

Reviews: Your next formal performance and compensation review will be scheduled for April 1, 2012.

Change of Control and Termination without Cause: In the event of a Change of Control of the Company (defined as 50% or more of the common shares owned by one investor group) all unvested options will immediately vest.

In addition, should material changes be proposed to your position, you will have the option to receive a lump sum severance payment equal to twelve (12) months of the total of your then annual base salary and annual bonus, plus the continuation of the auto benefits and medical, dental and insurance benefits, with the exception of short and long term disability insurance, for a period of twelve (12) months following the date that employment is terminated.

In the event of termination of your employment without cause, you will receive severance benefits of twelve months base salary, bonus plus an allowance for the continuation of the auto benefit and allowable medical and insurance benefits during the severance period.

For the purposes of calculating severance under Change of Control or Termination Without Cause above, the bonus will be based on the higher of the average of the prorated year to date results, assuming a minimum of six (6) months have elapsed for that current fiscal year plus the preceding year bonus payout or the average bonus payout of your previous two years of employment.

SUNOPTA POLICIES

Practices & Policies: You continue to agree to be bound by and comply with all Company practices and policies whether written or not, of which you are aware, or of which you ought to be aware and such practices and policies form part of this contract of employment.

You confirm that you have read, signed and agree to abide by the terms and conditions of the attached documents, which form part of this contract of employment.

Termination of Employment: You may resign your employment with the Company upon providing at least twelve weeks advance notice of your expected last day of work. The Company has the right to waive all or part of your resignation notice in which case you will be paid salary only to your last day of work and the Company will have no liability for termination severance pay, payment in lieu therefore or damages whether at common law equity or otherwise.

The agreement arising from your acceptance of this offer will be governed by and constructed in accordance with the laws of the State of Minnesota and the laws of the USA applicable therein.

Terms of Employment: By signing this letter you confirm your understanding and acceptance of the terms of employment.

John, I am very excited to have you join the SunOpta Senior Management Committee in this role and to work together to achieve the potential of SunOpta.

Yours sincerely,

/s/ Steven Bromley

Steven Bromley
President and Chief Executive Officer
SunOpta Inc.

I hereby agree to and accept the above.

/s/ John Ruelle	October 11, 2011
John Ruelle	Date